EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 26th day of November, 2020.

BETWEEN:

LIQUID MEDIA GROUP, LTD., a company organized under the laws of the Province of British Columbia and having an office at 1000-409 Granville Street, Vancouver, British Columbia V6C 1T2

(the "Company")

AND:

[Daniel Cruz], [303-1082 West 8th Ave. Vancouver. BC. V6H1C4]

(the "Executive")

WHEREAS:

A.The Company is engaged in the film, television and gaming business, based out of Vancouver, British Columbia (the "Business");

B.The Company recognizes that the Executive has acquired special skills and experience relating to the Business, and more specifically, in relation to acquisition and production of content and management of entertainment businesses and desires to employ the Executive as Executive Chairman of the Company as of the Effective Date (hereinafter defined); and

C.Both the Company and the Executive wish to formally agree to the terms and conditions of the Executive's employment with the Company and the terms and conditions that will, in certain circumstances hereinafter set forth, govern in the event of a termination of the employment of the Executive by the Company.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the representations, warranties, covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.NATURE OF EMPLOYMENT

1.1.Position

The Company does hereby employ the Executive in the position of Chief Financial Officer. The Executive hereby accepts such employment by the Company, all upon and subject to the terms and conditions of this Agreement.

1.2.Duties and Functions

The Company and the Executive agree that the Executive shall be responsible to and shall report to the Company's board of directors (the "Board").  The Company may vary the conditions, duties and functions of the Executive's employment from time to time according to the Company's operational and other needs provided that his duties will reasonably reflect the Executive's position with the Company as set forth herein.  The Company expects the Executive will produce timely and good quality work, acting always in a competent, trustworthy and loyal manner.  The Executive agrees to carry out, using his best efforts and in a manner that will promote the interests of the Company, such duties and functions as the Company/Board may request from time to time including, but not limited to the following services (the "Services"):

1.2.1.Oversee the management teams of subsidiaries;

1.2.2.Source and secure mergers and acquisitions for the Company;

1.2.3.Oversee the administration of studios owned or partially owned by Company;

1.2.4.Source and secure new funding for the company;

1.2.5.Supporting the board in attracting investment for Company; and

1.2.6.Such other duties and responsibilities as may be assigned by the Company to the Executive.

1.2.7.Oversee Quarterly Financials and Annual Audited Financials.

1.3.Full Time Position

Unless prevented by ill health, or physical or mental disability or involuntary impairment, the Executive shall, during the term hereof, devote sufficient business time, care and attention to the business of the Company in order to properly discharge his duties hereunder.  It is acknowledged and agreed that the Executive is currently, and may act as, a director, trustee, officer, shareholder or investor in other businesses, ventures, entities, institutions and organizations during the term of this Agreement and may devote time, care and attention thereto so long as his doing so does not conflict with the best interests of the Company or materially adversely affect the ability of the Executive to devote sufficient time and energy to properly discharge his duties hereunder.

1.4.Good Faith

The Executive shall well and faithfully serve the Company and use his best efforts to promote the interests thereof, and shall not disclose the private affairs of the Company, or any of its affiliates, to any person other than as required in the Business of the Company, and shall not for his own purposes, or for any purposes other than those of the Company, disclose any non-public information with respect to the Business and operations of the Company.

1.5.Fiduciary Duties

The Executive acknowledges that as the CFO of the Company, he is an officer of the Company, occupies a position of fiduciary trust and confidence, and as a fiduciary, will develop and acquire wide experience and knowledge with respect to all aspects in which the Company’s business is conducted. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company.  Without limiting the generality of the foregoing, the Executive must observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest.

1.6.Term of Agreement

This Agreement shall become effective and binding on the parties hereto on November 26th, 2020 ("Effective Date"), and shall remain in effect for so long thereafter as the Executive is employed by the Company, subject to termination as provided for in this Agreement.

1.7.Normal Workplace

The normal workplace of the Executive is in Suite 300-255 West 8th Ave. Vancouver, BC.

1.8.Travel

Notwithstanding Section 1.6, the Executive acknowledges and agrees that travel both within and outside of Canada will be required from time to time in order to effectively perform the Services and the Executive agrees to make such travel arrangements as may be reasonably required by the Company from time to time.  In this regard, the Executive will be promptly reimbursed for any pre-approved out of pocket expenses relating thereto and not paid for by Company in accordance with provision 2.6 below.

2.EMPLOYEE COMPENSATION

2.1.Salary

The Company will pay to the Executive, subject to the Executive being an employee in good standing of the Company, an aggregate annual salary of $210,000.00 CDN (the “Base Salary”), to be paid in accordance with the Company’s regular payroll schedule, subject to deductions required to be made by the Company by all applicable legislation including, without limitation, deductions for income tax, Canada Pension Plan premiums and employment insurance premiums.

The Base Salary shall be payable either in cash or (at the discretion of the Company and with the agreement of the Executive) through the issuance of the number of common shares of the Company equivalent to the cash amount of the Base Salary based on (i) the Bank of Canada noon exchange rate and (ii) closing price of the Company’s common shares on that date each such payment becomes due, subject to any deductions required to be made by the Company by all applicable legislation including.

2.1.1 Review

The Company will annually review the performance of the Executive and the amount of the Base Salary provided hereunder and such amount may be adjusted in accordance with applicable policy and such determination shall be made solely by the Company at its discretion.

2.2.Stock Options

The Executive will be entitled to participate in the incentive stock option plan or policies of the Company and to receive incentive stock options, in his capacity as an Executive of the Company, as determined by the Board from time to time and in accordance with the Company’s stock option plan or policies in effect from time to time.

2.3.Benefits

Where applicable, the Executive shall receive the benefits which may be instituted by the Company, on the terms and conditions of such plans as they may exist or be modified by it unilaterally, at the Company’s complete discretion. Such benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits will be governed by the terms of such documents or policies establishing the benefits in issue. The Company may, unilaterally and without notice, amend or abolish any benefit, bonus or group insurance program in effect at the Company.

Unless otherwise agreed by the parties, upon cessation of employment with the Company for any reason, regardless of whether the cessation is voluntary or involuntary or constitutes a termination with or without cause, the Executive will cease to participate in the Company’s employee benefits and will not be entitled to any further benefits.

2.4.Vacation

The Executive’s annual paid vacation entitlement shall be four (4) weeks and shall otherwise be calculated in accordance with the Company's policies in force from time to time.  Vacation time shall be taken by the Executive at such times so as to minimize the disruption to the Business and affairs of the Company.

2.5.Reimbursement of Costs

The Company may, at its sole discretion, reimburse the Executive for any reasonable costs incurred by him in the performance of his duties according to the policies in effect at the Company, upon presentation of the appropriate supporting documents.

2.6.Directors and Officers Insurance

The Company shall maintain reasonable D&O insurance for the Executive at the Company’s sole cost and expense.

3.TERMINATION OF EMPLOYMENT

3.1.Resignation by the Executive

The Executive may terminate this Agreement upon giving the Company at least twelve (12) weeks’ prior written notice of the termination date.  In such case, the Executive agrees to take all steps which may be necessary to facilitate the transition in favour of his successor and to complete any ongoing work. On receiving such notice, the Company may elect to pay the Executive Base Salary in lieu of working the notice period, in which case the termination will be effective immediately.

3.2.Termination for Just Cause

The Company may terminate the Executive's employment for Just Cause without notice or payment by sending him a written notice to such effect, in such case, the employment of the Executive shall terminate forthwith without the Company being required to pay him any compensation whatsoever as pay in lieu of notice or severance pay. “Just Cause” includes, but is not limited to, theft or fraud by the Executive; the Executive’s assault or harassment of co-workers; a serious breach of duty or a material breach of this Agreement by the Executive involving provable loss to the Company; or any other action, conduct or breach by the Executive which amounts to just cause as that term is defined by the common law in British Columbia.

3.3.Termination Without Just Cause

The Company may terminate the employment of the Executive at any time without Just Cause by providing the Executive with twelve (12) months of written notice or Base Salary in lieu of notice, or a combination of both, at the discretion of the Company, less any required statutory deductions.

The Company and the Executive acknowledge and agree that the provisions of this section 3.3 constitute fair and reasonable provisions for the consequences for such termination.  By providing the notice or pay in lieu as set out in section 3.3, the Company will be released from any and all compensation and severance obligations owing or which may be owed to the Executive arising out of this Agreement, the Executive’s employment or the termination of the Executive’s employment.

3.4.Termination by Executive upon Triggering Event

Unless consented to in writing by the Executive, the Executive may terminate this Agreement upon the happening of any one or more Triggering Events by providing written notice to the Company and the Company shall pay the Executive a lump sum payment equal to twelve (12) months of Base Salary in lieu of notice, less required statutory deductions.  For the purposes of this Agreement, “Triggering Event” means any one of the following events which occurs without the express or implied agreement of the Executive:

3.4.1.a substantial change to the nature of the Services to be performed by the Executive as contemplated herein;

3.4.2.a material breach by the Company of any provision of this Agreement, which breach has not been remedied by the Company within 30 days following the date the Executive gives the Company written notice of the breach requiring it to be remedied;

3.4.3.the Company ceases to operate as a going concern;

3.4.4.the Company fails to pay when due a material amount payable by it to the Executive pursuant to this Agreement within thirty (30) business days of the due date thereof; or

3.4.5.a material reduction of the Base Salary, except where all senior executives or consultants of the Company are subject to relatively similar reductions in such values.

3.5.Termination by Executive upon Change of Control

For the purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have a similar meaning.  For greater certainty, in the case of the Company, “Affiliate” includes, but is not limited to, any successor corporations and any subsidiaries of the Company;

“Change of Control” means a transaction or series of transactions whereby directly or indirectly:

(a)any Person or combination of Persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a Person or combination of Persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 51% or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

(b)the Company shall: (A) consolidate or merge with or into, (B) amalgamate with, or (C) enter into a statutory arrangement with, any other Person (other than an Affiliate of the Company) and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other Person or for cash or any other property; or

(c)any other Person (other than an Affiliate of the Company) shall: (A) consolidate or merge with or into, (B) amalgamate with, or (C) enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other Person or for cash or any other property; or

(d)there occurs a change in the composition of the Board of Directors of the Company, which occurs at a single meeting of the shareholders of the Company, or a succession of meetings of the shareholders of the Company occurring within 2 months of each other, whereby such individuals who were members of the Board immediately prior to such meeting or succession of meetings cease to constitute a majority of the Board, as constituted immediately subsequent to such meeting or meetings approving of such change; and

“Person” includes an individual, firm, corporation, company, partnership, trust, joint venture, association or other entity.

Notwithstanding anything to the contrary contained in this Agreement, if a Change of Control occurs and if, in respect of the Executive, a Triggering Event subsequently occurs within one (1) year of the Change of Control, the Executive shall be entitled to elect to terminate its employment with the Company and receive a lump sum payment from the Company in an amount equal to:

3.5.1.twelve (12) months of the Base Salary, less required statutory deductions; plus

3.5.2.the average of the annual incentive payments, if any, paid by the Company to the Executive for the two calendar years immediately preceding the year in which the termination date occurs

This section 3.5 shall not apply if such Triggering Event follows a Change of Control which involves a sale of securities or assets of the Company with which the Executive is involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing).

3.6.Exercise of Termination Rights

All termination rights of the Executive provided for in section 3.5 are conditional upon the Executive electing to exercise such rights by notice given to the Company within 180 days of the Triggering Event.

3.7.Termination by the Company Following Change of Control

The Executive shall be entitled to a lump sum payment determined in accordance with section 3.5 in the event the Executive’s employment is terminated by the Company other than pursuant to section 3.2 within one (1) year of a Change of Control even if a Triggering Event has not occurred, provided that section 4.5 has been satisfied by the Executive.  For greater certainty, the Executive shall not be entitled to any payment by the Company pursuant to this section 3.7 or otherwise if the Executive’s employment is terminated by the Company pursuant to section 3.2 of this Agreement.

3.8.Stock Options

In the event that the Executive is entitled to a payment by the Company pursuant to section 3.5 or 3.7, any stock option previously granted to the Executive by the Company shall become fully vested, in which case the Executive shall be entitled to exercise such stock option on the terms granted and, notwithstanding any term of the Company’s stock option plan or policies to the contrary, shall remain exercisable for the original term granted and shall not terminate due to the termination of the Executive’s employment with the Company. In addition, any provisions of the stock option restricting the number of option shares which may be purchased before a particular date shall be waived. The terms of any stock option agreement shall be deemed amended to reflect the provisions of this section. The provisions of this section shall be subject to applicable securities laws and the rules of any stock exchange on which the shares of the Company may be then listed and the receipt of all necessary approvals from such securities regulators and exchanges, which approvals the Company shall use its reasonable commercial efforts to obtain in the event of the operation of this section.

3.9.Resignation as a Director

Unless otherwise agreed to by the Company, if the Executive’s employment ends for any reason, the Executive agrees to resign from all offices and directorships for the Company and its affiliates effective on the last day of the Executive’s employment with the Company.

4.CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS

4.1Disclosure of Confidential Information

The Executive understands, covenants and agrees that, in the performance of the Executive's obligations under this Agreement, the Executive will obtain knowledge of Confidential Information (as hereinafter defined) relating to the business or affairs of the Company or of any of its subsidiary or affiliated companies.  The Executive agrees that the Executive shall not, without the prior written consent of the Board, either before or after termination of this Agreement, directly or indirectly, whether as owner, shareholder, director, agent, officer, employee, consultant, independent contractor or in any other capacity whatsoever, of a corporation, partnership or proprietorship:

4.1.1.use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies);

4.1.2.publish any article with respect thereto; or

4.1.3.except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

4.2.Definition of Confidential Information

In this Agreement, "Confidential Information" means any information or knowledge including, without limitation, any formula, pattern, design, system, program, device, software, plan, budgets, costs, customer information, results of operations, process, know how, research, discovery, strategy, method, idea or compilation of information that: (i) relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies) or to any inventions or results from its or their research and/or development activities; (ii) is private or confidential in that it is not generally known or available to the public; or (iii) gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

4.3.Ownership of Documents and Records

All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by the Executive at any time or made available to the Executive at any time during his employment by the Company (whether before the effective date of this Agreement or thereafter) including all copies thereof, shall be the property of the Company and belong solely to it, and shall be held by the Executive solely for the benefit of the Company and shall be delivered to the Company by the Executive upon termination of the Executive's employment with the Company or at any other time upon request by the Company.

4.4.Notification of Claims

The Executive shall promptly notify the Board of any suit, proceeding or other action commenced or taken against the Company or of any fact or circumstances of which the Executive is aware which may reasonably form the basis of any suit, proceeding or action against the Company.

The Executive acknowledges that the Company maintains certain policies relating to the conduct of employees and relating to other matters. The parties agree that the introduction, administration, amendment and deletion of those policies is within the sole discretion of the Company, reasonably exercised, and that the Executive shall comply with all such policies in force from time to time. If the Company introduces, amends or deletes any such policies, such introduction, amendment or deletion shall not constitute a breach of this Agreement.

4.5.Return

The Executive agrees that, within five (5) days after the termination of his employment, for any reason whatsoever, or at any time upon the Company’s written request, he shall return to the Company, without reproducing or transmitting them in any manner whatsoever, all Confidential Information and documents, drawings sketches, files, reports, notes, copies, media, samples, programs, codes or other property or material which belong to the Company or which relate to its business or that of its affiliates or any of its clients which are in his possession or under his control.  In addition to the foregoing, the Executive shall return to the Company, within five (5) days after the termination of his employment, or at any time upon the Company’s written request, any computer, cellular telephone, credit card, key access or identification card which is the property of the Company and which is in his possession or under his control.

4.6.Post-Employment Fiduciary Duties

The Executive is an officer and fiduciary of the Company and accordingly, the Executive understands and agrees that for a period of two (2) years after the termination of his employment (however caused) he  will not:

4.6.1.compete unfairly with the Company after the termination of his employment with the Company;

4.6.2.appropriate for his own or third parties’ benefit, any of the Company’s business opportunities that the Executive learned of or was working on while employed by the Company; nor

4.6.3.solicit those employees or contractors of the Company who were employed or working for the Company at the time of the Executive’s termination, for the purpose of inducing them to terminate their employment or contract with the Company.

4.7.Damages Not Adequate Relief

The Executive hereby acknowledge and agree that all restrictions contained in this Article 4 are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by them.  Without intending to limit the remedies available to the Company, the Executive understands and acknowledges that a breach or threatened breach by the Executive of any of the terms of this Article 4 hereof could result in the Company suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Executive covenants and agrees that, in addition to any other relief to which the Company may become entitled, the Company may apply for and will be entitled to injunctive relief, whether interim or permanent, specific performance and other equitable remedies, in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waives all defences to the strict enforcement thereof by the Company.

4.8.Compliance with Policies

The Executive shall abide by and carry out all such policies of the Company placed in effect to establish and protect the confidence of Confidential Information.

4.9.Voicemail and Email

The Executive expressly agrees and acknowledges that the content of voice mail, email and computers or other hardware which is provided to him by the Company in connection with his employment are and shall at all times remain the exclusive property of the Company, and they shall be accessible at all times to any authorized representative of the Company.

5.CONFLICT OF INTEREST

5.1.Disclosure of Conflicts of Interest

The Executive shall promptly, fully and frankly disclose to the Company in writing:

5.1.1.the nature and extent of any interest the Executive, or any of his Associates (as hereinafter defined), has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company;

5.1.2.every office the Executive, or any of his Associates, may hold or acquire, and every property the Executive or any of his Associates, may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the duties and obligations of the Executive under this Agreement; and

5.1.3.the nature and extent of any conflict referred to in Paragraph 5.1.2 above.

In this Agreement, the expression "Associate" shall include all those persons and entities that are included within the definition or meaning of "associate" as set forth in section 192(1) of the Business Corporations Act (British Columbia) as amended from time to time, and shall also include the parents, brothers and sisters of the Executive.

5.2.Avoidance of Conflicts of Interest

The Executive shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the duties and obligations of the Executive under this Agreement or that would otherwise prevent the Executive from performing the Services hereunder, and the Executive hereby represents and warrants that neither he nor any of his Associates has entered into any such agreement, arrangement or understanding.

6.GENERAL

6.1.Compliance with Policies and Laws.

The Executive agrees to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct.  The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation, securities and regulations governing publicly traded companies.

6.2.Interpretation

If the sense or context of this Agreement so requires, the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa. In this Agreement "herein", "hereby", "hereunder", "hereof", "hereto" and words of similar import, refer to this Agreement as a whole and not to any particular Section or part of this Agreement.  The headings and captions of Sections of this Agreement are inserted for convenience of reference only and are not to be considered when interpreting this Agreement.  All sums of money set forth in this Agreement are expressed in Canadian dollars.

6.3.Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Company respectively.

6.4.Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.  There are not representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.5.Survival of Terms

Subject to this Agreement becoming effective in accordance with Section 1.6, the representations, warranties, covenants, agreements, obligations and liabilities of the Executive under any and all of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 5.2 of this Agreement shall survive any expiration or termination of this Agreement.  Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

6.6.Assignment

This Agreement may be assigned by the Company to any successor corporation of the Company and shall be binding upon such successor corporation.  For the purposes of this section, “successor corporation” shall include any Person referred to in subsection (ii) or (iii) of the definition of “Change of Control” in section ● hereof. The Company shall ensure that the successor corporation shall continue the provisions of this Agreement as if it were the original party in place of the Company; provided however that the Company shall not thereby be relieved of any obligation to the Executive pursuant to this Agreement.  In the event of a transaction or series of transactions as described in subsection (ii) or (iii) of the definition of “Change of Control” in section ●, appropriate arrangements shall be made by the Company for the successor corporation to honour this Agreement as if the Executive had exercised his maximum rights hereunder as of the effective date of such transaction.

6.7.Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.8.Notices

Any notices required or permitted to be given under this Agreement will be in writing and will be deemed to be sufficiently given if personally delivered or transmitted by email, and:

6.8.1.by the Company to the Executive, if delivered personally to the Executive, or if sent by email, to Daniel Cruz at Daniel@liquidmediagroup.co and

6.8.2.by the Executive to the Company, if delivered personally to a member of the Board or if sent by email, to Daniel@liquidmediagroup.co

Any party may change its address for notices by giving notice in writing of such change to the other party hereto as provided above.  Any notice or communication shall be deemed to have been given, if delivered as aforesaid, when delivered, and if mailed in Canada as aforesaid, on the fourth business day after the date of mailing.

6.9.Legal Advice

The Executive hereby represents and warrants to the Company and acknowledges and agrees that he had the opportunity to seek, was not prevented nor discouraged by the Company from seeking and did obtain, or elected not to obtain, independent legal advice prior to the execution and delivery of this Agreement.

6.10.Securities Laws

The Executive agrees to (i) abide by and comply with all securities laws, regulations and rules and all stock exchange rules and policies as may be applicable to the Company and (ii) to use his best efforts to ensure the Company complies with all securities laws, regulations and rules and all stock exchange rules and policies as may be applicable to the Company.

6.11.Further Assurances

Each party must, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.12.Waivers

No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.13.Laws and Courts

This Agreement shall be governed and interpreted in accordance with the laws of Province of British Columbia and the federal laws of Canada applicable therein.  Each party irrevocably agrees to attorn to the exclusive jurisdiction of the courts of Vancouver, British Columbia, with respect to any legal proceedings arising herefrom.

6.14.Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

6.15.Counterpart Execution

This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

LIQUID MEDIA GROUP LTD. By: Name: Title:

SIGNED, SEALED & DELIVERED In the presence of: Witness Print Name:	) ) ) ) ) ) )	Daniel Cruz